Exhibit 99.1

MURPHY OIL ANNOUNCES STRATEGIC DEEP WATER GULF OF MEXICO JOINT VENTURE WITH PETROBRAS

EL DORADO, Arkansas, October 10, 2018 – Murphy Oil Corporation (NYSE: MUR) announced today that its wholly owned subsidiary, Murphy Exploration & Production Company - USA, has entered into a definitive agreement to form a new joint venture company with Petrobras America Inc. (“PAI”), a subsidiary of Petrobras (NYSE: PBR). The joint venture company will be comprised of Gulf of Mexico producing assets from Murphy and PAI with Murphy overseeing the operations. The transaction will have an effective date of October 1, 2018 and is expected to close by year-end 2018.

Both companies will contribute all their current producing Gulf of Mexico assets to the joint venture, which will be owned 80 percent by Murphy and 20 percent by PAI. The transaction excludes exploration blocks from both companies, with the exception of PAI’s blocks that hold deep exploration rights. Murphy will pay cash consideration of $900 million to PAI, subject to normal closing adjustments. Additionally, PAI will earn an additional contingent consideration up to $150 million if certain price and production thresholds are exceeded beginning in 2019 through 2025. Also, Murphy will carry $50 million of PAI costs in the St. Malo Field if certain enhanced oil recovery projects are undertaken. Upon closing, Murphy expects to fund the transaction through a combination of cash-on-hand and the company’s senior credit facility.

TRANSACTION HIGHLIGHTS

•	Adds approximately 41,000 net barrels of oil equivalent per day to Murphy’s Gulf of Mexico production, of which 97 percent is oil
•	Total Murphy Gulf of Mexico production is anticipated to be approximately 60,000 net barrels of oil equivalent per day, post-closing
•	Provides high-margin production with Gulf Coast prices and expected lease operating expense of approximately $10 to $12 per barrel of oil equivalent
•	Increases Murphy’s corporate oil-weighted production by approximately nine percentage points to 61 percent, post-closing
•	Adds approximately 60 million barrels of oil equivalent of Proven (1P) reserves and 86 million barrels of oil equivalent of Proven and Probable (2P) reserves, of which 97% is oil
•	Allocating a portion of the incremental free cash flow to increase oil-weighted Eagle Ford Shale production

Murphy President and Chief Executive Officer Roger W. Jenkins stated, “We are very pleased to partner with Petrobras, a global leader in deep water developments, in our new Gulf of Mexico joint venture. We believe the combined strengths of Petrobras and Murphy will yield significant long-term value for both companies. The addition of high quality, oil-weighted assets, such as the St. Malo Field, complements our existing Gulf of Mexico portfolio. We expect the production from this joint venture to generate meaningful incremental free cash flow that provides us with options for future capital allocation.”

An investor presentation is available on the company’s website at http://www.murphyoilcorp.com.

Tudor, Pickering, Holt & Co. and Gibson, Dunn & Crutcher LLP are serving as advisors to Murphy on the joint venture.

CONFERENCE CALL AND WEBCAST SCHEDULED FOR OCTOBER 11, 2018

Murphy will host a conference call and webcast to discuss the transaction on October 11, 2018, at 9:00 a.m. (EDT). The call can be accessed either via the Internet through the Investor Relations section of Murphy’s website at http://ir.murphyoilcorp.com or via the telephone by dialing toll free 1-888-886-7786, reservation number 35624274.

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company.  The company’s diverse resource base includes offshore production in Southeast Asia, Canada and Gulf of Mexico, as well as North America onshore plays in the Eagle Ford Shale, Kaybob Duvernay and Montney. Additional information can be found on the company’s website at http://www.murphyoilcorp.com.

ABOUT PETROBRAS

Petrobras is an integrated energy company with focus in oil and gas, recognized as a leader in deep and ultra-deep water exploration and production, operating mainly in Brazil. Currently, Petrobras produces around 2.6 million barrels of oil equivalent a day. The company’s core values are respect for life, people and the environment; ethics and transparency; market orientation; excellence and trust; and results. For more information, visit www.petrobras.com.br/en/.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified through the inclusion of words such as “aim”, “anticipate”, “believe”, “drive”, “estimate”, “expect”, “expressed confidence”, “forecast”, “future”, “goal”, “guidance”, “intend”, “may”, “objective”, “outlook”, “plan”, “position”, “potential”, “project”, “seek”, “should”, “strategy”, “target”, “will” or variations of such words and other similar expressions. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement include, but are not limited to, increased volatility or deterioration in the level of crude oil and natural gas prices, deterioration in the success rate of our exploration programs or in our ability to maintain production rates and replace reserves, reduced customer demand for our products due to environmental, regulatory, technological or other reasons, adverse foreign exchange movements, political and regulatory instability in the markets where we do business, natural hazards impacting our operations, any other deterioration in our business, markets or prospects, any failure to obtain necessary regulatory approvals, any inability to service or refinance our outstanding debt or to access debt markets at acceptable prices, and adverse developments in the U.S. or global capital markets, credit markets or economies in general. For further discussion of factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement, see “Risk Factors” in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K that we file, available from the SEC’s website and from Murphy Oil Corporation’s website at http://ir.murphyoilcorp.com. Murphy Oil Corporation undertakes no duty to publicly update or revise any forward-looking statements. NOTE: All reserves are based on internally prepared engineering estimates using prices in effect on July 11, 2018.

Murphy Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Emily McElroy, emily_mcelroy@murphyoilcorp.com, 870-864-6324